UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   NEWELL, DANIEL K
   125 S DAKOTA AVE SUITE 1100
   SIOUX FALLS, SD  57104
   USA
2. Issuer Name and Ticker or Trading Symbol
   NORTHWESTERN CORPORATION
   NOR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT FINANCE & CHIEF FINANCIAL OFFICER
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK                 |*     |R   |87                |A  |#          |2199               |D     |                           |
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COMMON STOCK                 |*     |R   |12                |A  |#          |437                |I     |DAUGHTER                   |
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COMMON STOCK                 |*     |R   |15                |A  |#          |442                |I     |DAUGHTER                   |
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COMMON STOCK                 |*     |R   |14                |A  |#          |434                |I     |SON                        |
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COMMON STOCK                 |12/1/9|R   |2                 |A  |22.0380    |159                |D     |                           |
                             |9     |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |      |    |                  |   |           |12,166             |D     |401(K) & S401(K)           |
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COMMON STOCK (BROKER)        |      |    |                  |   |           |3200               |D     |                           |
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COMMON STOCK                 |+     |B   |47                |A  |#          |1,004              |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
INCENTIVE STOCK OPTIONS |        |     |    |           |   |     |     |COMMON STOCK|       |       |45,879      |D  |            |
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PHANTOM STOCK UNITS     |        |3-1-9|A   |31         |A  |     |%    |COMMON STOCK|31     |24.1250|3074        |D  |            |
                        |        |9    |    |           |   |     |     |            |       |       |            |   |            |
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PHANTOM STOCK UNITS     |        |6-1-9|A   |29         |A  |     |%    |COMMON STOCK|29     |26.2500|3074        |D  |            |
                        |        |9    |    |           |   |     |     |            |       |       |            |   |            |
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PHANTOM STOCK UNITS     |        |9-1-9|A   |31         |A  |     |%    |COMMON STOCK|31     |24.8750|3074        |D  |            |
                        |        |9    |    |           |   |     |     |            |       |       |            |   |            |
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PHANTOM STOCK UNITS     |        |12-1-|A   |39         |A  |     |%    |COMMON STOCK|39     |21.5000|3074        |D  |            |
                        |        |99   |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
ALL SHARE TRANSACTIONS AND TOTALS HAVE BEEN ROUNDED TO WHOLE
SHARES
*SHARES ACQUIRED THRU DIVIDEND REINVESTMENT PLAN FROM 3-1-99 TO
12-1-99
#PRICES RANGE FROM $22.0380 TO
26.2650
%PHANTOM STOCK UNITS MATURE 5 YEARS FROM DATE OF
AWARD
+SHARES ACQUIRED THRU ESOP FROM  3-1-99 Thru
12-1-99
SIGNATURE OF REPORTING PERSON
/S/ DANIEL K. NEWELL
DATE
2-7-2000